Exhibit 10.5

Certain information has been excluded from this agreement (indicated by “[***]”) because such information is both not material and the type that the registrant treats as private or confidential.

License Agreement

This Agreement is entered into with effect as of the Effective Date (as defined below)

by and between

F. Hoffmann-La Roche Ltd

with an office and place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland(“Roche Basel”)

and

Hoffmann-La Roche Inc.

with an office and place of business at 150 Clove Road, Suite 8, Little Falls, New Jersey 07424, U.S.A. (“Roche US”; Roche Basel and Roche US together referred to as “Roche”)

on the one hand

and

CinCor Pharma, Inc.

with an office and place of business at 5375 Medpace Way, Cincinnati, Ohio 45227, U.S.A. (“CinCor”)

on the other hand.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

License Agreement

WHEREAS, Roche has discovered and has conducted certain research and development related to, and possesses certain proprietary intellectual property with respect to the small molecule aldosterone synthase inhibitors (ASI), also known as RO6836191 (AS1(1)) [***] (“Compound(s)” as further defined below); and

WHEREAS, CinCor [***] in the development, manufacturing and commercialization of pharmaceutical products; and

WHEREAS, CinCor desires to obtain, and Roche is willing to grant to CinCor an exclusive, royalty-bearing license to develop, manufacture and commercialize Compounds and Products in the Field in the Territory (terms as defined below), subject to the terms and conditions hereof; and

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Definitions

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1	Affiliate

The term “Affiliate” shall mean any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Party in question. As used in this definition of “Affiliate,” the term “control” shall mean the direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise. Anything to the contrary in this paragraph notwithstanding, (i) neither Chugai Pharmaceutical Co., Ltd, a Japanese corporation (“Chugai”) and/or its subsidiaries (if any) nor Foundation Medicine, Inc., a Delaware corporation (“FMI”) and/or its subsidiaries (if any) shall be deemed as Affiliates of Roche unless Roche provides written notice to CinCor of its desire to include Chugai, FMI and/or their respective subsidiaries (as applicable) as Affiliate(s) of Roche and (ii) neither Medpace Holdings, Inc. and/or its subsidiaries nor Medpace Investors, LLC shall be deemed Affiliates of CinCor.

1.2	Agreement

The term “Agreement” shall mean this document including any and all appendices and amendments to it as may be added and/or amended from time to time in accordance with the provisions of this Agreement.

1.3	Agreement Term

The term “Agreement Term” shall mean the period of time commencing on the Effective Date and, unless this Agreement is terminated sooner as provided in Article 19, expiring on the date when no royalty or other payment obligations under this Agreement are or will become due.

1.4	Applicable Law

The term “Applicable Law” shall mean any law, statute, ordinance, code, rule or regulation that has been enacted by a government authority (including without limitation, any Regulatory Authority) and is in force as of the Effective Date or comes into force during the Agreement Term, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement.

1.5	Business Day

The term “Business Day” shall mean [***] local time on a day other than a Saturday, Sunday or bank or other public or federal holiday in Switzerland or U.S.A.

1.6	Calendar Quarter

The term “Calendar Quarter” shall mean each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31.

1.7	Calendar Year

The term “Calendar Year” shall mean the period of time beginning on January 1 and ending December 31, except for the first year which shall begin on the Effective Date and end on December 31.

1.8	Change of Control

The term “Change of Control” shall mean, with respect to a Party: (a) the acquisition by any Third Party of ownership of fifty percent (50%) or more of the then outstanding common shares or voting power of such Party, other than acquisitions by employee benefit plans sponsored or maintained by such Party; (b) the consummation of a business combination involving such Party, unless, following such business combination, the holders of voting securities of such Party that owned directly or indirectly more than fifty percent (50%) of the then outstanding common shares or voting power of the entity immediately prior to such business combination beneficially own directly or indirectly more than fifty percent (50%) of the then outstanding common shares or voting power of the entity resulting from such business combination; or (c) the sale of all or substantially all of such Party’s assets or business relating to the subject matter of this Agreement. Notwithstanding the foregoing, (x) neither of the following shall be deemed a Change of Control of CinCor: (i) the consummation of an IPO or other financing by CinCor (and in which no single entity owns fifty percent (50%) or more of the then outstanding common shares or voting power of CinCor); or (ii) any merger or consolidation between CinCor and one or more Affiliates of CinCor [***]; and (y) [***].

1.9	CinCor Know-How

The term “CinCor Know-How” shall mean the Know-How (other than Joint Know-How) that CinCor Controls at the Effective Date and during the Agreement Term.

1.10	CinCor Patent Rights

The term “CinCor Patent Rights” shall mean the Patent Rights (other than the Joint Patent Rights) that CinCor Controls, relating to or arising from the discovery, manufacture, development or commercialization of or Covering a Product.

1.11	Clinical Study

The term “Clinical Study” shall mean a Phase I Study, Phase II, Phase Ilb or Phase III Study, as applicable.

1.12	Closing Date

The term “Closing Date” shall mean the date on which the Condition Precedent has been satisfied.

1.13	Combination Product

The	term “Combination Product” shall mean
a)	a single pharmaceutical formulation containing as its active pharmaceutical ingredients both a Compound and one or more other therapeutically or prophylactically active pharmaceutical ingredients, or

b)

a combination therapy comprised of a Compound and one or more other therapeutically or prophylactically active products, priced and sold in a single package containing such multiple products or packaged separately but sold together for a single price, in each case, including all dosage forms, formulations, presentations, line extensions, and package configurations. All references to Product in this Agreement shall be deemed to include Combination Product.

1.14	Commercially Reasonable Efforts

The term “Commercially Reasonable Efforts” shall mean, with respect to CinCor’s obligation under this Agreement to develop or commercialize Product, [***].

1.15	Completion

The term “Completion” shall mean the date after the study subjects are no longer examined or treated under a Clinical Study on which the final data for such Clinical Study were collected.

1.16	Compound(s)

The term “Compound(s)” shall mean (i) the small molecule aldosterone synthase inhibitor (ASI), also known as RO6836191 (ASI(1)) [***] and (ii) [***] (“Additional Compounds”), each (i) and (ii) including prodrugs, analogues, derivatives, active fragments and salts thereof.

1.17	Confidential Information

The term “Confidential Information” shall mean any and all information, data and know-how (including Know-How), whether technical or non-technical, oral or written, that is disclosed by one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”). Confidential Information shall not include any information, data or know-how that:

(i)

was generally available to the public at the time of disclosure, or becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party or its Affiliates,

(ii)	can be evidenced by written records to have been already known to the Receiving Party or its Affiliates prior to its receipt from the Disclosing Party,

(iii)	is obtained at any time lawfully by the Receiving Party or its Affiliates from a Third Party under circumstances permitting its use or disclosure,

(iv)	is developed independently by the Receiving Party or its Affiliates other than through knowledge of Confidential Information, as evidenced by written records,

(v)	is approved in writing by the Disclosing Party for release by the Receiving Party. The terms of this Agreement shall be considered Confidential Information of the Parties.

1.18	Continuation Election Notice

The term “Continuation Election Notice” shall mean the notice Roche provides to CinCor under Section 19.5.2 describing (i) Roche’s intention to continue ongoing development and commercialization of Product(s) and (ii) Roche’s request for CinCor’s continuation of activities during the termination notice period and/or transfer of the data, material and information relating to the Product(s) in accordance with Section 19.5.2.

1.19	Control

The term “Control” shall mean (as an adjective or as a verb including conjugations and variations such as “Controls” “Controlled” or “Controlling”) (a) with respect to Patent Rights and/or Know-How, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights and/or Know-How (i) without violating the terms of any agreement or arrangement between such Party and any other party or (ii) requiring the payment of any additional consideration from such Party to any other party, and (b) with respect to proprietary materials, the possession by a Party of the ability to supply such proprietary materials to the other Party as provided herein without violating the terms of any agreement or arrangement between such possessing Party and any other party.

1.20	Cover

The term “Cover” shall mean (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”) that the developing, making, using, offering for sale, promoting, selling, exporting or importing of a given compound, formulation or product would infringe a Valid Claim in the absence of a license under the Patent Rights to which such Valid Claim pertains. The determination of whether a compound, formulation, process or product is Covered by a particular Valid Claim shall be made on a country-by-country basis.

1.21	[***]

1.22	Development Plan

The term “Development Plan” shall mean the plan for the development of one or more Products as set forth in Section 6.2.

1.23	Effective Date

The term “Effective Date” shall mean the Closing Date.

1.24	EU

The term “EU” shall mean the organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto, and all of its then current member countries. Notwithstanding the foregoing, the term EU shall in any event include the United Kingdom.

1.25	Expert

The term “Expert” shall mean a person with no less than [***] of pharmaceutical industry experience and expertise having occupied at least one senior position within a large pharmaceutical company relating to product commercialization and/or licensing but excluding any current or former employee or consultant of either Party. Such person shall be fluent in the English language.

1.26	FDA

The term “FDA” shall mean the Food and Drug Administration of the United States of America or any successor agency thereto.

1.27	FDCA

The term “FDCA” shall mean the Food, Drug and Cosmetics Act, as amended, and the rules and regulations promulgated thereunder.

1.28	Field

The term “Field” shall mean any and all uses, including, without limitation, the treatment, prevention or diagnosis of any and all diseases and medical conditions in humans and animals.

1.29	First Commercial Sale

The term “First Commercial Sale” shall mean, with respect to any Product in any country, the first invoiced sale of such Product to a Third Party by CinCor (or, if applicable, its Affiliates or Sublicensees) in such country following the receipt of any Regulatory Approval required for the sale of such Product, or if no such Regulatory Approval is required, the date of the first invoiced sale of such Product to a Third Party by CinCor (or, if applicable, its Affiliates or Sublicensees) in such country.

1.30	Generic Product

The term “Generic Product” means any pharmaceutical product that (i) is sold by a Third Party under a marketing authorization granted by a Regulatory Authority to a Third Party, (ii) contains the same Compound as a Product and (iii) for purposes of the United States, is approved in reliance on a prior Regulatory Approval of a Product granted to CinCor or any of its Affiliates or Sublicensees by the FDA or, for purposes of a country outside the United States, is approved in reliance on a prior Regulatory Approval of a Product granted to CinCor or any of its Affiliates or Sublicensees by the applicable Regulatory Authority.

1.31	Governmental Authority

The term “Governmental Authority” shall mean any national, supranational (e.g., the European Commission, the Council of the European Union, the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity.

1.32	Handle

The term “Handle” shall mean with respect to Patent Rights preparing, filing, prosecuting (including interference and opposition proceedings) and maintaining (including payment of maintenance fees and annuities and overseeing interferences proceedings, reissue applications and proceedings, re-examination applications and proceedings, post-grant reviews, inter-parties reviews, derivation proceedings and opposition proceedings).

1.33	Housemark

The term “Housemark” shall mean the names of Roche or its Affiliates, or variations of the names, and all related logotypes and symbols used by Roche or its Affiliates in connection with its products and/or services.

1.34	IFRS

The term “IFRS” shall mean International Financial Reporting Standards.

1.35	[***]

1.36	INTENTIONALLY DELETED

1.37	[***]

1.38	Insolvency Event

The term “Insolvency Event” shall mean circumstances under which a Party (i) has a receiver or similar officer appointed by a court of competent jurisdiction or governmental authority over all or a material part of its assets or undertaking; (ii) passes a resolution for winding-up (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court makes an order to that effect or a court makes an order for administration (or any equivalent order in any jurisdiction); (iii) enters into any composition or arrangement with its creditors (other than relating to a solvent restructuring); or (iv) ceases to carry on business.

1.39	Invention

The term “Invention” shall mean an invention that is conceived or reduced to practice in connection with any activity carried out pursuant to this Agreement. Under this definition, an Invention may be made by employees of CinCor solely or jointly with a Third Party (a “CinCor Invention”), by employees of Roche solely or jointly with a Third Party (a “Roche Invention”), or jointly by employees of CinCor and Roche with or without a Third Party (a “Joint Invention”).

1.40	IPO

The term “IPO” shall mean, with respect to CinCor, (i) CinCor’s first underwritten public offering of its common stock under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or with respect to any non-US public offering, under any foreign equivalent (a “Traditional IPO”, [***].

1.41	IPO Effective Time

The term “IPO Effective Time” shall mean, with respect to CinCor’s IPO, the time point at which either (i) in the case of a Traditional IPO, CinCor’s registration statement on Form S-1 (or equivalent document) is declared effective by the US Securities and Exchange Commission (or, with respect to any non-US public offering, any equivalent agency or other responsible party) and shares of CinCor’s common stock become available for public trade, or (ii) [***].

1.42	Joint Know-How

The term “Joint Know-How” shall mean Know-How that is made jointly by the Parties or their Affiliates or their Sublicensees in connection with any activity carried out pursuant to this Agreement.

1.43	Joint Patent Rights

The term “Joint Patent Rights” shall mean all Patent Rights Covering a Joint Invention.

1.44	Know-How

The term “Know-How” shall mean data, knowledge and information, including materials, samples, chemical manufacturing data, toxicological data, pharmacological data, preclinical data, proprietary assays related to the Compounds, platforms, formulations, specifications, quality control testing data, that are necessary or useful for the research, manufacture, development or commercialization of Compounds or Products.

1.45	[***]

1.46	[***]

1.47	Partner

The term “Partner” shall mean a Third Party with which CinCor will enter or has entered a Partner Agreement.

1.48	Partner Agreement

The term “Partner Agreement” shall mean any agreement (including any and all amendments thereto) between CinCor and a Third Party pursuant to Section 2.3 granting rights to develop and commercialize the Compounds and Products in the Field in any part of the Territory (including but not limited to a (i) Sublicense Agreement, (ii) merger, acquisition, sale, transfer or other transaction involving all or substantially all of the assets of CinCor (excluding a Change of Control) or (iii) an assignment of this Agreement to a Third Party that is not done in connection with a Change of Control. The term “Sublicense Agreement” shall mean a sub-license agreement with a Third Party, other than a sub-contract pursuant to Section 2.4, pursuant to which CinCor sublicenses to a Third Party rights granted to CinCor under Section 2.1.

1.49	Party

The term “Party” shall mean CinCor or Roche, as the case may be, and “Parties” shall mean CinCor and Roche collectively.

1.50	Patent Rights

The term “Patent Rights” shall mean all rights under any patent, patent application, certificate of invention, application for certificate of invention or priority patent filing in any country, region or territory of the Territory or under any international convention or treaty, including any patents issuing on such patent application, and further including any substitution, extension or supplementary protection certificate, reissue, reexamination, renewal, division, continuation or continuation-in-part of any of the foregoing.

1.51	Phase I MAD Study

The term “Phase I MAD Study” shall mean the Multiple Ascending Dose (MAD) Phase I Study conducted by CinCor.

1.52	Phase I Study

The term “Phase I Study” shall mean a human clinical trial in any country that would satisfy the requirements of 21 C.F.R. § 312.21(a) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.53	Phase II Study

The term “Phase II Study” shall mean a human clinical trial, for which the primary endpoints include a determination of dose ranges and/or a preliminary determination of efficacy in patients being studied as described in 21 C.F.R. § 312.21(b) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.54	Phase Ilb Study

The term “Phase Ilb Study” shall mean a separate Clinical Study or the portion of a Phase II Study in which a placebo or active drug controlled, randomized human clinical trial performed to gain evidence of the efficacy of a pharmaceutical product in a target population, and/or to establish the optimal dosing regimen for such product.

1.55	Phase III Study

The term “Phase III Study” shall mean a human clinical trial that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in a manner sufficient to obtain Regulatory Approval to market such product in patients having the disease or condition being studied as described in 21 C.F.R. § 312.21(b) (FDCA) and 21 C.F.R. § 312.21(c) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.56	[***]

1.57	[***]

1.58	[***]

1.59	Product

The term “Product” shall mean any product, including without limitation any Combination Product, containing a Compound as pharmaceutically active agent, regardless of their finished forms or formulations or dosages.

1.60	Regulatory Approval

The term “Regulatory Approval” shall mean any approvals, licenses, registrations or authorizations by any Governmental Authority, necessary to sell or market a Product in the Field in a regulatory jurisdiction in the Territory, including, in each regulatory jurisdiction where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of reimbursement authorization or pricing approval or determination (as the case may be).

1.61	Regulatory Authority

The term “Regulatory Authority” shall mean any national, supranational (e.g., the European Commission, the Council of the European Union, the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity including the FDA, in each country involved in the granting of Regulatory Approval for a Product.

1.62	Roche Know-How

The term “Roche Know-How” shall mean the Know-How Controlled by Roche as of the Effective Date as listed in Appendix 1.62 of this Agreement.

1.63	Roche Patent Rights

The term “Roche Patent Rights” shall mean the Patent Rights relating to or arising from the discovery, manufacture, development or commercialization of or Covering Compounds or Products that Roche Controls as of the Effective Date and during the Agreement Term, including those as listed in Appendix 1.63 (a). The Patent Rights identified in Appendix 1.63 (b) (“Excluded Patent Rights”) are specifically excluded from the Roche Patent Rights.

1.64	Royalty Term

The term “Royalty Term” shall mean, with respect to a Product and for a given country, the period of time commencing on the date of First Commercial Sale of the Product in such country and ending on the later of the date that is (a) [***], or (b) [***].

1.65	Sublicensee

The term “Sublicensee” shall mean a person or entity to which CinCor has licensed rights pursuant to this Agreement.

1.66	Subsequent Transaction

The term “Subsequent Transaction” shall mean, with respect to CinCor, (i) a Change of Control, or (ii) the execution of a Partner Agreement.

1.67	Territory

The term “Territory” shall mean all countries of the world.

1.68	Third Party

The term “Third Party” shall mean a person or entity other than (i) CinCor or any of its Affiliates or (ii) Roche or any of its Affiliates.

1.69	Transaction Costs

The term “Transaction Costs” shall mean the [***].

1.70	US

The term “US” shall mean the United States of America and its territories and possessions.

1.71	US$

The term “US$” shall mean US dollars.

1.72	Valid Claim

The term “Valid Claim” shall mean a claim contained in any (i) unexpired, in-force and issued Roche Patent Right or Joint Patent Right that has not been disclaimed, revoked or held invalid by a final non-appealable decision of a court of competent jurisdiction or government agency or (ii) pending Roche Patent application or Joint Patent application in any country of the Territory that (a) is on file with the applicable patent office and has shown evidence of reasonably consistent activity to advance to issuance of a patent and (b) which application has been on file with the applicable patent office for no more than [***] from the earliest date to which the patent application claims priority.

1.73	Additional Definitions

Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
Accounting Period	11.1
Alliance Manager	4,1
API Patents	14.1
Anti-Dilution Cap	10.9
Bankruptcy Code	20
Breaching Party	19.2
CinCor lndemnitees	16.1
CinCor Invention	1.39
CinCor Notice	3
CMC	1.21
[***]	[***]
Controlling Party	10.8.3
[***]	[***]
Decision Period	14.7
Disclosing Party	1.17
Escalation Notice	21.2
Expert Committee	10.7
GAAP	1.44
GMP Materials	4.3
Governing Law	21.1
H-W Suit Notice	14.10

Definition	Section
Indemnified Losses	16.1
Indemnifying Party	16.3
Initial Warrant	10.9
Initiating Party	14.7
INN	14.3
Joint Invention	1.39
[***]	[***]
Non-Breaching Party	19.2
Patent Term Extensions	14.11
Payment Currency	11.3
Peremptory Notice Period	19.2
Public Target	1.40
Publishing Notice	18.2.2
Publishing Party	18.2.2
Receiving Party	1.17
Relative Commercial Value	10.6
[***]	[***]
Review Period	3
Roche Indemnitees	16.2
Roche Invention	1.39
Roche Warrant	10.9
Second Warrant	10.9
Series A Agreement	1.54
Series A First Tranche	1.56
Series A Second Tranche	1.56
Settlement	14.7
SPCs	14.11
[***]	[***]
Sublicense Agreement	1.48
Suit Notice	14.7
Traditional IPO	1.40
Transition Period	19.9
Transfer	4.4
Upfront Payment	10.1
USAN	14.3
[***]	[***]

Where this Agreement in parenthesis refers to a legal expression in German it is the relevant Swiss nomenclature. In case of a dispute solely such Swiss nomenclature shall be relevant and shall prevail over the English expression.

2.	Grant of License

2.1	Exclusive License

Roche hereby grants to CinCor an exclusive (even as to Roche), worldwide right and license under Roche Patent Rights, Roche Know-How, Roche’s interest in Joint Patent Rights and Joint Know-How, to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell, have sold and otherwise exploit Compounds and Products in the Field in the Territory. This license shall include the right to sublicense in accordance with Sections 2.2 and 2.3 below.

2.2	Right to Sublicense to its Affiliates

CinCor shall have the right to grant written sublicenses to its Affiliates under its rights granted under Section 2.1, provided that such Affiliate may not further sublicense its rights under this Agreement, except to another Affiliate of CinCor. CinCor shall notify Roche of its intention to sublicense prior to such sublicense and shall deliver an executed copy of each such sublicense agreement to Roche promptly after execution by CinCor and its Affiliates. If CinCor grants such a sublicense, CinCor shall ensure that all of the applicable terms and conditions of this Agreement shall apply to all such Affiliates to the same extent as they apply to CinCor for all purposes. CinCor assumes full responsibility for the performance of all obligations and observance of all terms so imposed on such Affiliates and shall itself account to Roche for all payments due under this Agreement by reason of such sublicense.

2.3	Right to enter into Partner Agreements

Subject to Roche’s right under Article 3, CinCor shall have the right to enter into Partner Agreements, in each case pursuant to a written agreement.

If CinCor enters into a Partner Agreement, CinCor shall ensure that all of the applicable terms and conditions of this Agreement shall apply to the Partner(s) to the same extent as they apply to CinCor for all purposes. Prior to entering into a Partner Agreement or any material amendment to a Partner Agreement (it being understood between the Parties that any amendment that would affect Roche’s rights or obligations under this Agreement will be deemed material), CinCor shall provide Roche with an unredacted draft of the Partner Agreement or amendment, and, following execution, with the final unredacted version of the executed copy of such Partner Agreement or any amendment thereto. Roche shall have the right to approve a Partner Agreement (such approval not to be unreasonably withheld) if a potential Partner (i) does not have substantially similar compliance standards as CinCor and/or (ii) does not have, and is not reasonably likely to obtain, the financial means or the capabilities to perform the obligations under this Agreement to the same extent as CinCor. If, after good faith negotiations not to exceed [***], the Parties cannot settle any dispute as to whether Roche has unreasonably withheld its approval of the Partner for the reasons described in (i) or (ii) above in this Section 2.3, the dispute shall be initially referred to the executive officers of the Parties in accordance with Section 21.2. Should the Parties fail to agree within [***] of such referral, then the dispute shall be determined by the arbitrators under the procedures of Section 21.3.

CinCor assumes full responsibility for the performance of all obligations and observance of all terms of this Agreement so imposed on such Partner(s) pursuant to any Partner Agreement and shall itself account to Roche for all payments due under this Agreement, and Roche may look solely to CinCor and its Affiliates for the enforcement of any CinCor obligations hereunder and Roche shall not have any obligation to pursue the enforcement of or remedy for breach of any such obligations against any Partner or Third Party. The Partners of CinCor pursuant to any Partner Agreement shall have no right to further sub-license rights to develop and commercialize the Compound or Product to a Third Party without Roche’s express prior written consent.

[***]

As a general principle, a Partner Agreement shall not be structured in a way to avoid payments to Roche otherwise due to Roche under such Partner Agreement.

2.4	Sub-Contractors

CinCor has the right to sub-contract to one or more of its Affiliates or Third Parties any and all activities relating to the development and manufacture of Compounds and Products, provided that Roche shall have the right to approve in writing the subcontracting of the manufacture. Any sub-contract agreement shall include (a) the right of CinCor to disclose a copy of the sub-contract agreement and any confidential information relating thereto to Roche and (b) the right to assign the agreement to Roche, including the right to transfer of the ownership of data, information and results arising therefrom to Roche to the same extent as to CinCor, in each case, in connection with any termination of this Agreement by Roche pursuant to Sections 19.2, 19.3 or 21.8 or by CinCor pursuant to Section 19.4 and (c) language requiring CinCor or any subcontractor to comply with applicable laws to the extent such applicable laws by their terms extend to CinCor and/or such subcontractor or such applicable laws require Roche to include compliance provisions in this Agreement or any subcontract under this Agreement (by way of example only and not limiting, safety, health or environmental laws that extend to any user of Roche property licensed hereunder).

CinCor shall perform a safety, health and environmental audit in accordance with applicable standards with all potential sub-contractors and, upon request of Roche, share the report with Roche. If the report reveals issues relating to safety, health and environment, the Parties shall discuss in good faith remedies and measures to correct such situation, including changing the subcontractor.

3.	[***]

3.1	[***]

3.2	[***]

3.3	[***]

3.4	[***]

4.	Alliance Managers and Technology Transfer

4.1	Alliance Managers

Each Party shall designate an “Alliance Manager” within [***] after the Effective Date. The Alliance Managers shall facilitate the Roche Know-How and GMP Materials transfer and communication between the Parties and, except as set forth herein, shall be the primary points of contact between the Parties with respect to all matters arising under this Agreement, including inter alia informational requests from CinCor to Roche during the Agreement Term. Each Party may change its Alliance Manager from time to time in its sole discretion upon written notice to the other Party.

4.2	Roche Know-How Transfer

Promptly, but not later than [***] after the Effective Date, Roche shall transfer to CinCor the Roche Know-How listed in Appendix 1.62, at no cost to CinCor. Such Roche Know-How transfer shall occur electronically after the Effective Date by granting CinCor download rights to the electronic database for a period of [***] from Effective Date. If CinCor identifies a need for additional Roche Know-How during such period of [***] [***] from Effective Date, CinCor shall notify Roche, and Roche will transfer such Roche Know-How to CinCor [***] provided that such Roche Know-How still exists and is reasonably retrievable by Roche. During this time period, CinCor shall have the right to ask questions and to receive answers from Roche.

If after [***] from the Effective Date until [***] after the Effective Date, CinCor identifies a need for additional Roche Know-How relating to the Compounds of Roche, CinCor shall notify Roche, and Roche will transfer such Roche Know-How to CinCor charged at [***], provided that such Know-How (i) still exists and (ii) is reasonably retrievable by Roche.

4.3	Transfer of GMP Materials

After the last signature of this Agreement, Roche shall supply CinCor [***] with GMP materials, whether or not currently qualified, in its or its Affiliates’ possession on the date of the last signature of this Agreement, as specified in Appendix 4.3 (“GMP Materials”) and CinCor shall have the right to retest, analyse and certify the GMP Materials before the Effective Date. Roche shall have no obligation to perform any additional activities (e.g. retesting, analysis, certifying) concerning the GMP Materials. Before using the GMP Materials in humans, CinCor will retest the GMP Materials and will be responsible for determining whether the GMP Materials may be used in humans. Neither CinCor nor any Third Party has the right to conduct any corresponding audits at Roche’s facilities with respect to the transferred GMP Materials.

4.4	Regulatory Filings and Safety

All filings and material correspondence with or to and from any Regulatory Authority with respect to the Compounds or Products are identified with reasonable specificity on Appendix 1.62 Roche shall take such actions as are reasonably necessary to transfer copies of, and assign to CinCor, the regulatory filings, if legally possible, and material correspondence with or to and from any Regulatory Authority with respect to the Compounds or Products (“Transfer”) and shall take such actions as may be necessary to inform Regulatory Authorities of this Transfer. For the avoidance of doubt, CinCor shall be obligated to accept the Transfer of the regulatory filings immediately after receiving the respective written notice from a Regulatory Authority. CinCor and Roche shall determine the effective date of the Transfer and coordinate the notification of such Transfer to the Regulatory Authority. All of the activities contemplated by this Section 4.4 shall be conducted by Roche at no cost to CinCor.

Promptly, but no later than [***] after the Effective Date, Roche shall transfer to CinCor the latest available version of the Clinical Investigator’s Brochure, all final pre-clinical and clinical study reports and clinical study protocols, all clinical data and all relevant historical clinical safety data (safety information on serious adverse events shall be provided in CIOMS format and safety information on non-serious adverse events shall be provided in English Line Listing format) at no charge to CinCor.

If deemed necessary, the Parties shall enter into a pharmacoviligance agreement.

4.5	No Further Obligations

Roche shall have no obligation to transfer any Know-How, materials, regulatory filings or to provide technical support other than expressly stated in this Article 4.

5.	Diligence

CinCor shall use Commercially Reasonable Efforts to develop and commercialize [***] in [***] in accordance with the Development Plan.

6.	Development

6.1	Responsibility

CinCor shall be solely and exclusively responsible at its own expense for the non-clinical and clinical development of the Product in the Field in the Territory.

6.2	Development Plan

CinCor will conduct the development of the Compounds and Products in the Field in the Territory in accordance with a written plan (“Development Plan”). CinCor shall send to Roche the Development Plan promptly after its finalization and thereafter until the First Commercial Sale of any Product, CinCor shall send to Roche a then current version of the Development Plan within [***] after the end of each Calendar Year.

6.3	Reporting

During the Agreement Term and up to the First Commercial Sale of any Product, CinCor shall have the obligation to submit annual reports to Roche describing in reasonable detail the development progress of the Product(s) by CinCor, its Affiliates and Sublicensees, including the Development Plan pursuant to Section 6.2. CinCor shall send such annual report within [***] after the end of each Calendar Year.

7.	Non-Clinical, Clinical and Commercial Supply of Product

CinCor shall be solely and exclusively responsible at its own expense for the manufacture and supply of non-clinical supply, clinical supply and commercial supply of the Product(s) in the Territory.

8.	Regulatory

8.1	Responsibility

CinCor shall be solely and exclusively responsible at its own expense for all regulatory affairs related to Compounds and Products in the Field in the Territory, including the preparation, filing and maintaining of applications for Regulatory Approval, as well as any or all governmental approvals required to develop, have developed, make, have made, use, have used, import, have imported sell and have sold Compounds and Products. CinCor shall be solely and exclusively responsible for pursuing, compiling and submitting all regulatory filing documentation, and for interacting with regulatory agencies, for Compounds and Products in all countries in the Territory.

CinCor shall own and file in its own discretion all regulatory filings, and own all Regulatory Approvals, for all Compounds and Products in all countries of the Territory.

8.2	Informed Consent Forms

To the extent permitted by Applicable Law, any Informed Consent forms with study subjects under any CinCor study or any of its Partner study containing any Product shall include the right to transfer samples, data and information from such study to Roche in connection with any termination of this Agreement by Roche pursuant to Sections 19.2, 19.3, 21.8 or by CinCor pursuant to Section 19.4.

9.	Commercialization

9.1	Responsibility

CinCor shall be solely and exclusively responsible at its own expense, for the marketing, promotion, sale and distribution of Products in the Territory and shall use Commercially Reasonable Efforts to commercialize [***] in the Field in the Territory.

9.2	Reporting and Updates

From and after the First Commercial Sale of a Product and until the expiry of the Agreement Term, CinCor shall deliver to Roche, within [***] after the end of each Calendar Year, an [***] report regarding forecasts for the commercialization of Products in the Field in the Territory by CinCor, its Affiliates and Sublicensees; provided, however, that CinCor shall have no obligation to report information to Roche concerning the commercialization of any Product in any country with respect to which the applicable Royalty Term has expired. Each such annual report shall include forecasted sales, quarterly for the forthcoming Calendar Year and annually for the next [***].

Upon the written request of Roche, CinCor and Roche shall meet (face-to-face in the United States, telephonically, via videoconference or otherwise) at a mutually convenient time to discuss the annual report and/or the commercialization of Products in the Field in the Territory. Roche shall not request a meeting update more frequently than once per Calendar Year.

10.	Payment

10.1	Upfront Payment

Within ten (10) days after the date of the last signature of this Agreement and receipt of an invoice, CinCor shall pay to Roche [***] (the “Upfront Payment”). The Upfront Payment shall be non-refundable.

10.2	Payments for Additional Compounds

If CinCor intends to initiate research and development activities relating to the Additional Compounds, the Parties shall negotiate in good faith the financial terms for developing and commercializing the Additional Compounds under this Agreement. Such term shall be agreed by the Parties prior to the initiation of any work related to Additional Compounds under this Agreement.

Notwithstanding anything to the contrary, all references to Compound and/or Product in this Section 10 shall only include RO6836191 (ASI(1)) [***], until this Section 10 is amended to include the financial terms for the Additional Compounds.

10.3	Development Event Payments

CinCor shall pay to Roche up to a total of [***] in relation to the achievement of development events with respect to the first Product achieving such events.

The development event payments under this Section 10.3 shall be paid by CinCor according to the following schedule of development events and shall be non-refundable.

Development Event	US Dollars (in millions)
(1) [***]	[***]
(2) [***]	[***]
(3) [***]	[***]
(4) [***]	[***]
Total	[***]

[***]

Each development event payment shall be paid only once and only with respect to the first time the first Product reaches the applicable triggering event, regardless of the number of times such events are reached by the same or another Product.

Upon reaching a development event, CinCor shall timely notify Roche thereof and the corresponding development event payment shall be paid by CinCor to Roche within [***] after CinCor’s receipt of a correct invoice from Roche with respect thereto.

10.4	Sales Based Event Payments

CinCor shall pay to Roche up to a total of [***] based on the achievement of sales based events as follows:

Sales Based Event	US Dollars (in millions)
[***]	[***]
[***]	[***]
[***]	[***]
TOTAL	[***]

Each of the sales based event payments shall be paid no more than once during the Agreement Term. A sales based event payment will be paid by CinCor to Roche within [***] after the end of the Calendar Quarter in which the corresponding sales based event first occurs, irrespective of whether or not the previous sales based event payment was triggered by the same Product or by a different Product. Each of the sales based event payments shall be non-refundable.

10.5	Royalty Payments

10.5.1	Royalty Term

Royalties shall be payable by CinCor on Net Sales of Products on a Product-by-Product and country-by-country basis until the expiry of the applicable Royalty Term. Upon expiration of the Royalty Term with respect to any Product in any country in the Territory, the license granted hereunder shall be fully paid up, irrevocable and royalty-free.

10.5.2	Royalty Rates

The following royalty rates shall apply to the respective tiers of aggregate Calendar Year Net Sales of a Product, on an incremental basis, as follows:

Tier of Calendar Year Net Sales in million US$	Percent (%) of Net Sales
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

[***]

For the purpose of calculating royalties of a Product, Calendar Year Net Sales and the royalty rates shall be subject to adjustment as provided in Sections 10.6 and 10.6.2:

10.6	Combination Product

10.6.1	Combination Product

If CinCor or its Affiliates intend to sell a Combination Product, then the Parties shall meet approximately [***] prior to the anticipated First Commercial Sale of such Combination Product in the Territory, or as soon thereafter as is practicable, to negotiate in good faith and agree to an appropriate adjustment to Net Sales to reflect the relative commercial value contributed by the components of the Combination Product (the “Relative Commercial Value”). If, after such good faith negotiations not to exceed [***], the Parties cannot agree to an appropriate adjustment, the dispute shall be initially referred to the executive officers of the Parties in accordance with Section 21.2. Should the Parties fail to agree within [***] of such referral, then the Relative Commercial Value shall be determined by an Expert Committee under the procedures of Section 10.6.2.

10.6.2	Expert Committee

If the Parties are unable to agree on the Relative Commercial Value as provided in Section 10.6.1, then Roche will select one (1) individual who would qualify as an Expert, CinCor will select one (1) individual who would qualify as an Expert, and those two (2) individuals shall select one (1) individual who would qualify as an Expert and who shall be chairman of a committee of the three Experts (the “Expert Committee”), each with a single vote. The Expert Committee will promptly hold a meeting to review the issue under review, at which it will consider memoranda submitted by each Party at least [***] before the meeting, as well as reasonable presentations that each Party may present at the meeting. The determination of the Expert Committee as to the issue under review will be binding on both Parties. The Parties will share equally in the costs of the Expert Committee. Unless otherwise agreed to by the Parties, the Expert Committee may not decide on issues outside the scope mandated under terms of this Agreement.

10.7	Royalty Adjustments

The following adjustments shall be made, on a Product-by-Product basis, to the royalties payable pursuant to Section 10.5, in each case, subject to the limitations set forth in Section 10.7.4.

10.7.1	Third Party Patents

If at any time during the Agreement Term CinCor is required, or in the exercise of reasonable judgment and with the advice of patent counsel deems it necessary in order to avoid infringement of the rights of a Third Party, to take one or more royalty-bearing licenses (each, an “Additional Third Party License”) to any Patent Rights of such Third Party claiming the composition of matter of any Compound or its use in the Field in order to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell, have sold and otherwise exploit Compounds and Products in the Field in the Territory, whether directly or through any of its Affiliates or Sublicensees, then any royalty otherwise payable to Roche under this Agreement with respect to Net Sales of Products shall be reduced by [***] of the amounts payable pursuant to such Additional Third Party License(s), such reduction to continue until all such amounts have been expended, provided that in no event shall the total royalty payable to Roche for any Product be less than [***] of the royalty amounts otherwise payable for such Product prior to application of the adjustment described in this Section 10.7.1.

10.7.2	Patent Expiry

If the Royalty Term for a particular Product in a particular country extends beyond the expiration of the last to expire Valid Claim in such country Covering the use, manufacture, import, offering for sale, or sale of the Product, then the royalty rates payable pursuant to Section 10.5.2 will be reduced by [***] with respect to Net Sales of such Product in such country during the remainder of the applicable Royalty Term. The Parties acknowledge that such [***] reduction represents a reasonable proportion of the royalty fee that is based on the applicable Patent Rights and that the [***] represents a reasonable attribution of value to the applicable Know-How.

10.7.3	Generic Entry

If, for a given Product, after the entry of one or more Generic Products in a country there has been a decline of the Net Sales of such Product in such country in any [***] greater than [***] of the level of the Net Sales of such Product achieved in such country in the [***], then the royalty payments due to Roche for such Product in such country shall (unless the Royalty Term had expired prior to such time for such Product in such country) be reduced by [***].

10.7.4	Limitations on Adjustments

Notwithstanding anything herein to the contrary, in no event shall the royalties payable to Roche under this Agreement with respect to any Product be reduced as a result of the adjustments described in [***] to an amount that is less than [***] of the amount otherwise payable pursuant to Section 10.5.2.

10.8	[***]

10.8.1	[***]

10.8.2	[***]

10.8.3	[***]

10.9	Roche Warrants; CinCor IPO

10.9.1	[***]

10.9.2	[***]

10.9.3	[***]

10.9.4	[***]

10.9.5	[***]

10.9.6	[***]

11.	Accounting and Reporting

11.1	Timing of Payments

CinCor shall calculate royalties on Net Sales quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of an “Accounting Period”) and shall pay royalties on Net Sales within [***] after the end of each Accounting Period in which such Net Sales occur.

11.2	Late Payment

Any payment under this Agreement that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by Applicable Law, at an annual rate [***], as reported by Reuters from time to time, calculated on the number of days such payment is overdue.

11.3	Method of Payment

Royalties on Net Sales and all other amounts payable by CinCor hereunder shall be paid by CinCor in US Dollars (the “Payment Currency”) to account(s) designated by Roche.

11.4	Currency Conversion

When calculating the Net Sales of any royalty-bearing Product that occur in currencies other than the Payment Currency, CinCor shall convert the amount of such sales into the Payment Currency using CinCor’s then-current internal foreign currency translation method actually used on a consistent basis in preparing its audited financial statements.

11.5	Reporting

With each payment CinCor shall provide Roche in writing for the relevant Calendar Quarter on a Product-by-Product basis the following information:

a)	Net Sales in local currency on a country-by-country basis;
b)	Net Sales in Payment Currency on a country-by-country basis;
c)	adjustments made pursuant to Section 10.6 (Combination Product), on a country-by-country basis;
d)	Net Sales after adjustments made pursuant to Section 10.6 (Combination Product);
e)	royalty rate pursuant to Section 10.5.2; and
f)	total royalty payable in the Payment Currency.

12.	Taxes

Roche shall pay all sales, turnover, income, revenue, value added, and other taxes levied on account of any payments accruing or made to Roche under this Agreement.

If provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any royalty or other amounts payable under this Agreement to Roche, then CinCor shall promptly pay such tax, levy or charge for and on behalf of Roche to the proper governmental authority, and shall promptly furnish Roche with receipt of payment. CinCor shall be entitled to deduct any such tax, levy or charge actually paid from any royalty or other payment due to Roche or be promptly reimbursed by Roche if no further payments are due to Roche. Each Party agrees to reasonably assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

13.	Auditing

13.1	Roche Right to Audit

CinCor shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all (i) Net Sales and royalties payable under this Agreement and (ii) Net Proceeds and Subsequent Payments. Such books of accounts shall be kept at CinCor’s principal place of business. At the expense of Roche, Roche has the right to engage an internationally recognized independent public accountant reasonably acceptable to CinCor to perform, on behalf of Roche, an audit of such books and records of CinCor and its Affiliates and Sublicensees, that are deemed necessary by the independent public accountant to report on (i) Net Sales of Product, royalty calculations, Net Proceeds and Subsequent Payments for the period(s) requested by Roche and the (ii) the correctness of any financial report or payments made under this Agreement.

Upon timely request and at least [***] prior written notice from Roche, such audit shall be conducted in the countries specifically requested by Roche, during regular business hours in such a manner as to not unnecessarily interfere with CinCor’s or its Affiliates’ or Sublicensees’ normal business activities, and shall be limited to records and results with respect to the [***] prior to audit notification.

Such audit shall not be performed more frequently than once per Calendar Year nor more frequently than once with respect to records covering any specific period of time.

All information, data, documents and abstracts herein referred to shall be used only for the purpose of calculating all (i) Net Sales and royalties payable under this Agreement and (ii) Net Proceeds and Subsequent Payments, and all such information, data, documents and abstracts shall be treated as CinCor’s Confidential Information subject to the obligations of this Agreement and need neither be retained more than [***] after completion of an audit hereof, if an audit has been requested; nor more than [***] from the end of the Calendar Year to which each shall pertain; nor more than [***] after the date of termination of this Agreement.

13.2	Audit Reports

The auditors shall only state factual findings in the audit reports and shall not interpret this Agreement. The auditors shall share all draft audit reports with CinCor before the draft reports are shared with Roche and before the final audit report is issued. The final audit report shall be shared with CinCor at the same time it is shared with Roche.

13.3	Over-or Underpayment

If the audit reveals an overpayment, Roche shall reimburse CinCor for the amount of the overpayment within [***]. If the audit reveals an underpayment, CinCor shall make up such underpayment with the next royalty payment or other payment, or if no further royalty payments or other payments are owed to Roche, CinCor shall reimburse Roche for the amount of the underpayment within [***]. CinCor shall pay for the audit costs if the underpayment of CinCor exceeds [***] of the aggregate amount of royalty payments owed with regard to the royalty statements or other payments subject of the audit. Section 11.2 (Late Payment) shall apply to this Section 13.3.

14.	Intellectual Property

14.1	Ownership of Inventions and Know-How

CinCor shall own all CinCor Inventions and CinCor Know-How. Roche shall own all Roche Inventions and Roche Know-How. The Parties shall jointly own, and each Party hereby assigns its interest to the other Party in, all Joint Inventions and Joint Know-How. CinCor and Roche each shall require all of its employees to assign all inventions related to Compounds and Products made by them to CinCor and Roche, as the case may be.

The determination of inventorship for Inventions under this Agreement shall be in accordance with US inventorship laws.

Subject to the licenses granted under this Agreement, each Party shall be free to exploit Joint Inventions, Joint Patent Rights and Joint Know-How without the consent of, or any duty to account to, the other Party.

Except as specifically set forth herein, this Agreement shall not be construed as (i) giving any of the Parties any license, right, title, interest in or ownership to the Confidential Information of the other Party; (ii) granting any license or right under any intellectual property rights; or (iii) representing any commitment by either Party to enter into any additional agreement, by implication or otherwise.

Notwithstanding the foregoing, CinCor shall have the right to file the patent applications relating to the API manufacturing process based on Roche Know-How (“API Patents”). Roche shall have the right to review any draft API Patent application of CinCor at least [***] prior to the proposed publication. CinCor shall own the API Patents, provided that Roche employees shall have the right to be named as inventors and the Parties shall discuss and agree on Roche’s co-ownership as appropriate.

Roche shall have a royalty-free, non-exclusive, worldwide, transferable, sublicensable license to use the API Patents for any purpose.

14.2	German Statute on Employee’s Inventions

If the German Statute on Employees’ Inventions applies, e.g. if a Party or its Affiliate is organized under German Law, each Party agrees to claim the unlimited use of any Invention conceived, reduced to practice, developed, made or created in the performance of, or as a result of, any research by employees of said Party or its Affiliate or any other person acting on its behalf. For the avoidance of doubt, said Party or its Affiliate is responsible for fulfilling the obligations towards their employees under the German Statute of Employee’s Inventions.

14.3	Trademarks

CinCor shall have the right to determine the trademark(s) for all Products and shall own all trademarks used on or in connection with Products in the Territory, and shall, at its sole cost, be responsible for procurement, maintenance, enforcement and defense of all trademarks used on or in connection with Products in the Territory.

CinCor shall have the right to obtain and solely own the International Nonproprietary Name (“INN”) from the World Health Organization and the United States Adopted Name (“USAN”) from the US Adopted Names Council as the generic name for the Products.

CinCor shall not use the Housemark(s) of Roche as a trademark on any Product.

14.4	Handling of Roche Patent Rights

As of the Effective Date, Roche shall, at CinCor’s cost (i) Handle all Roche Patent Rights, (ii) consult with CinCor as to the Handling of such Roche Patent Rights, including all Patent Rights claiming any Compounds, and (iii) furnish to CinCor copies of all documents relevant to any such Handling. Roche shall furnish such documents and consult with CinCor in sufficient time before any action by Roche is due to allow CinCor to provide comments thereon, including but not limited to the territorial scope, which comments Roche must consider. CinCor shall cooperate, in all reasonable ways with the Handling of all Roche Patent Rights.

At any time after the Effective Date, Roche may assign the Handling of the Roche Patent Rights to CinCor at Roche’s cost, provided however that such Patent Rights shall still be deemed Roche Patent Rights for the purpose of calculating the royalties under this Agreement.

14.5	Handling of CinCor Patent Rights and Joint Patent Rights

CinCor shall, at its own expense and discretion, Handle all Patent Rights under this Agreement other than Roche Patent Rights, including CinCor Patent Rights and Joint Patent Rights.

14.6	Abandonment of Patent Rights

Should CinCor decide that it does not desire to Handle a Patent Right in a certain country or countries in the Territory that claims an invention conceived or reduced to practice as a result of its activities under the Agreement, it shall promptly advise Roche thereof. At the written request of Roche, CinCor shall then, at no cost to Roche, assign such Patent Right in such country or countries in the Territory to Roche, and Roche may thereafter Handle the same at Roche’s own cost, to the extent that Roche desires to do so.

If Roche wants to abandon any Patent Right that is licensed to CinCor under this Agreement, then, prior to abandonment, it shall promptly advise CinCor thereof. At the written request of CinCor, Roche shall then, at CinCor’s cost, assign such Patent Rights to CinCor, and CinCor may thereafter Handle the same at CinCor’s own cost, to the extent that CinCor desires to do so, provided however that such Patent Rights shall still be deemed Roche Patent Rights for the purpose of calculating the royalties under this Agreement.

14.7	Infringement

Each Party shall promptly provide written notice to the other Party during the Agreement Term of any (i) known infringement or suspected infringement by a Third Party of any Roche Patent Rights, CinCor Patent Rights or Joint Patent Rights, or (ii) known or suspected unauthorized use or misappropriation by a Third Party of any Roche Know-How, CinCor Know-How or Joint Know-How, and Roche shall provide CinCor with all evidence in its possession supporting such infringement or unauthorized use or misappropriation.

Within [***] after CinCor provides or receives such written notice (“Decision Period”), CinCor, in its sole discretion, shall decide whether or not to initiate such suit or take action (including sending notice to the infringer or suspected infringer) in the Territory and shall notify Roche in writing of its decision in writing (“Suit Notice”).

If CinCor decides to bring a suit or take action, once CinCor provides Suit Notice, CinCor may immediately commence such suit or take such action. In the event that CinCor (i) does not in writing advise Roche within the Decision Period that CinCor will commence suit or take action, or (ii) fails to commence suit or take action within a reasonable time after providing Suit Notice, Roche shall thereafter have the right to commence suit or take action in the Territory and shall provide written notice to CinCor of any such suit commenced or action taken by Roche, and CinCor shall provide Roche with ail evidence in its possession supporting such infringement or unauthorized use or misappropriation, except Roche shall not in any case have the right to commence suit or take action with respect to the CinCor Patent Rights or CinCor Know-How.

Upon written request, the Party bringing suit or taking action (“Initiating Party”) shall keep the other Party informed of the status of any such suit or action and shall provide the other Party with copies, to the extent the Initiating Party is lawfully permitted to do so, of all substantive documents or communications filed in such suit or action. The Initiating Party shall have the sole and exclusive right to select counsel for any such suit or action.

The Initiating Party shall, except as provided below, pay all expenses of the suit or action, including the Initiating Party’s attorneys’ fees and court costs. Any damages, settlement fees or other consideration received as a result of such suit or action shall be allocated as follows:

(a)	First, to reimburse the Initiating Party for its costs and expenses (including attorneys’ fees and court costs); and

(b)	Second, the balance, if any, shall be allocated [***] to the Initiating Party, and [***] to the other Party.

If the Initiating Party believes it is reasonably necessary or desirable to obtain an effective remedy, upon written request the other Party agrees to join as a party to the suit or action but shall be under no obligation to participate except to the extent that such participation is required as the result of its being a named party to the suit or action. At the Initiating Party’s written request, the other Party shall offer reasonable assistance to the Initiating Party in connection therewith at no charge to the Initiating Party except for reimbursement of reasonable out-of-pocket expenses incurred by the other Party in rendering such assistance. The other Party shalt have the right to participate and be represented in any such suit or action by its own counsel at its own expense.

The Initiating Party may settle, consent judgment or otherwise voluntarily dispose of the suit or action (“Settlement”) without the written consent of the other Party but only if such Settlement can be achieved without adversely affecting the other Party (including any of its Patent Rights). If a Settlement would adversely affect the other Party, then the written consent of the other Party would be required, which consent shall not be unreasonably withheld.

For any CinCor Patent Rights and CinCor Know-How, CinCor, in its sole discretion, shall decide whether or not to initiate such suit or action in the Territory. CinCor shall have full discretion as to how it wishes to handle such suit and may reach Settlement and retain all damages, settlement fees or other consideration under any terms and conditions it desires and retain all recovery. Only if a Settlement would adversely affect Roche shall the written consent of Roche be required, which consent shall not be unreasonably withheld.

14.8	Defense

If an action for infringement is commenced against either Party or its respective Affiliates, its licensees or its Sublicensees related to the discovery, development, manufacture, use or sale of a Product, then CinCor shall defend such action, and Roche shall assist and cooperate with CinCor, to the extent necessary in the defense of such suit. CinCor shall have the right to settle the suit or consent to an adverse judgment thereto, in its sole discretion, so long as such settlement or adverse judgment does not adversely affect the rights of Roche and its Affiliates (including any Patent Rights Controlled by any of them). CinCor shall assume full responsibility for the payment of any award for damages, or any amount due pursuant to any settlement entered into by it with such Third Party.

If the manufacture, use, importation, offer for sale or sale of any Product pursuant to this Agreement results in any claim, suit or proceeding alleging patent infringement or trade secret misappropriation against Roche, then such Party shall promptly notify the other Party hereto. The Parties shall cooperate with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding.

If a Third Party asserts that Patent Rights owned by or licensed to such Third Party are infringed by the development, manufacture, use, importation, offer for sale or sale of Products by the Parties or their Affiliates, its licensees or its Sublicensee, or that its trade secrets were misappropriated in connection with such activity, then CinCor shall have the exclusive right and responsibility to resolve any such claim, whether by obtaining a license from such Third Party, by defending against such Third Party’s claims or otherwise, and shall be solely responsible for the defense of any such action. Notwithstanding the above, CinCor shall not enter into any settlement of any such claim without the prior written consent of Roche if such settlement would require Roche to be subject to an injunction or to make any monetary payment to CinCor or any Third Party, or admit any wrongful conduct by Roche or its Affiliates, or would limit or restrict the claims of or admit any invalidity and/or unenforceability of any of the Patent Rights Controlled by Roche. CinCor shall assume full responsibility for the payment of any award for damages, or any amount due pursuant to any settlement entered into by it with such Third Party.

14.9	Common Interest Disclosures

With regard to any information or opinions disclosed pursuant to this Agreement by one Party to each other regarding intellectual property and/or technology owned by Third Parties, the Parties agree that they have a common legal interest in determining whether, and to what extent, Third Party intellectual property rights may affect Compounds and/or Products, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the Compounds and/or Products. Accordingly, the Parties agree that all such information and materials obtained by CinCor and Roche from each other will be used solely for purposes of the Parties’ common legal interests with respect to the conduct of the Agreement. All information and materials will be treated as confidential, and it is the Parties intent to provide the highest level of protection from disclosure available, whether pursuant to the common interest doctrine, the attorney-client privilege, the work product doctrine, or any other privilege, immunity or other protection from disclosure or production that may be applicable. By sharing any such information and materials, neither Party intends to waive or limit any privilege or immunity that may apply to the shared information and materials. Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against any other Party.

CinCor is responsible to perform due diligence and to secure its own freedom to operate study or opinion in connection with the use, sale, offer for sale and importation of the Compounds and Products from outside counsel of CinCor’s choice.

14.10	Hatch-Waxman

Notwithstanding anything herein to the contrary, should a Party receive a certification for a Product pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417, known as the Hatch-Waxman Act), as amended, or its equivalent in a country other than the US, then such Party shall immediately provide the other Party with a copy of such certification. Roche shall have [***] from date on which it receives or provides a copy of such certification to provide written notice to CinCor (“H-W Suit Notice”) whether Roche will bring suit, at its expense, within a [***] period from the date of such certification. Should such [***] period expire without Roche bringing suit or providing such H-W Suit Notice, then CinCor shall be free to immediately bring suit in its name.

14.11	Patent Term Extensions

The Parties shall use Commercially Reasonable Efforts to obtain all available patent term extensions, adjustments or restorations, or supplementary protection certificates (“SPCs”, and together with patent term extensions, adjustments and restorations, “Patent Term Extensions”). Each Party shall execute such authorizations and other documents and take such other actions as may be reasonably requested by the Handling Party to obtain such Patent Term Extensions, including designating the Handling Party as its agent for such purpose as provided in 35 U.S.C. Section 156. All filings for such Patent Term Extensions for Patent Rights shall be made by the Party Handling the associated patent; provided, that in the event that the Handling Party elects not to file for a Patent Term Extension that appears to be reasonably obtainable, the Handling Party shall (a) promptly inform the other Party of its intention not to file and (b) grant the other Party the right to file for such Patent Term Extension. Each Party shall execute such authorizations and other documents and take such other actions as may be reasonably requested by the other Party to obtain such extensions. The Parties shall cooperate with each other in gaining patent term restorations, extensions and/or SPCs wherever applicable to such Patent Rights.

15.	Representations and Warranties (Zugesicherte Eigenschaften)

15.1	Mutual representations and warranties

Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or limited liability company action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

15.2	Roche Representations and Warranties

Roche represents and warrants to CinCor that, as of the Effective Date: (a) Roche has not received notice from any Third Party claiming that the manufacture, use or sale of any Compound or Product infringes any Patent Right, trade secret or proprietary Know-How of any Third Party; (b) Roche is not a party to any legal action, suit or proceeding relating to any Compound or Product or the transactions contemplated by this Agreement; (c) Roche has the full right, power and authority to grant all of the right, title and interest in the licenses, sub-licenses and other rights granted to CinCor under this Agreement; (d) Roche is the sole and exclusive owner of all of the Roche Patent Rights and Roche Know-How licensed to CinCor under this Agreement, all of which is free and clear of any claims, liens, charges or encumbrances; (e) to the best of Roche’s knowledge, Roche has used commercially reasonable efforts to furnish to CinCor through the Data Room and the Roche Know-How transfer pursuant to Section 4.2 the material scientific and technical information and the material information relating to safety and efficacy known to Roche or its Affiliates with respect to the Compounds.

15.3	Limitations

Except as provided in this Section 15, Roche makes no representation or warranty that all intellectual property rights necessary for CinCor to make, have made, use, sell, offer for sale and import the Compound or the Product in the Territory have been granted to CinCor under Article 2. Roche did not perform an exhaustive and final search for Third Party Patent Rights or an evaluation thereof for Compound and technologies relevant under this Agreement. Roche will not be required, except as otherwise set forth in this Agreement, to keep CinCor updated about further searches or analyses of Third Party Patent Rights nor will it be required, except as otherwise set forth in this Agreement, to keep CinCor updated about any further developments of any Third Party rights or steps taken or intended to be taken by CinCor with regard to such Third Party rights.

15.4	Disclaimer

Except as expressly set forth herein and elsewhere in this Agreement, THE INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

16.	Indemnification

16.1	Roche indemnification

Roche shall indemnify, hold harmless and defend CinCor and its officers, directors, members, managers, employees, consultants and agents (“CinCor Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Indemnified Losses”), to which any such CinCor Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Indemnified Losses arise out of the breach by Roche of any obligation, representation, warranty, covenant or agreement made by it under this Agreement, except to the extent such Indemnified Losses result from the gross negligence or willful misconduct of any CinCor Indemnitee (including without limitation any item subject to indemnification by CinCor under Section 16.2).

16.2	CinCor indemnification

CinCor shall indemnify, hold harmless and defend Roche and its officers, directors, members, managers, employees, consultants and agents (“Roche Indemnitees”) from and against any and all Indemnified Losses, to which any such Roche Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Indemnified Losses arise out of (i) the breach by CinCor of any obligation, representation, warranty, covenant or agreement made by it under this Agreement, or (ii) the development, manufacture, use, handling, storage, sale or other disposition of the Compounds and/or any Products by CinCor or any of its Affiliates or Partners (including but not limited to (1) Product liability claims, and (2) infringement of Third Party Patent Rights), except to the extent such Indemnified Losses result from the gross negligence or willful misconduct of any Roche Indemnitee (including without limitation any item subject to indemnification by Roche under Section 16.1).

16.3	Procedure

In the event CinCor Indemnitee or Roche Indemnitee (as the case may be) seeks indemnification under Section 16.1 or 16.2, it shall inform the other Party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim, provided that the Indemnifying Party shall not settle any such claim without the prior written consent of any affected Roche Indemnitee or CinCor Indemnitee (as the case may be), if such settlement contains any admission of fault of such CinCor Indemnitee or Roche Indemnitee (as the case may be).

17.	Liability

17.1	Disclaimer

THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY SET FORTH HEREIN. CINCOR AND ROCHE DISCLAIM ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO EACH OF THEIR RESEARCH, DEVELOPMENT AND COMMERCIALIZATION EFFORTS HEREUNDER, INCLUDING, WITHOUT LIMITATION, WHETHER THE PRODUCTS CAN BE SUCCESSFULLY DEVELOPED OR MARKETED, THE ACCURACY, PERFORMANCE, UTILITY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WHATSOEVER OF THE PRODUCTS.

17.2	Limitation of Liability

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT DAMAGES (INDIREKTE SCHADEN/WEITERE SCHADEN ALS SCHADEN MIT LANGEM KAUSALZUSAMMENHANG), CONSEQUENTIAL DAMAGES (MANGELFOLGESCHADEN) INCLUDING LOST REVENUES OR PROFITS (ENTGANGENER GEWINN), IRRESPECTIVE OF THE LEGAL BASIS FOR SUCH CLAIMS. THIS LIMITATION OF LIABILITY SHALL NOT APPLY IN THE EVENT OF DAMAGES CAUSED BY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE DAMAGING PARTY OR WITH RESPECT TO ANY BREACH OF SECTION 18.

18.	Obligation Not to Disclose Confidential Information

18.1	Non-Use and Non-Disclosure

During the Agreement Term and for [***] thereafter, a Party receiving Confidential Information (“Receiving Party”) shall, and shall cause its Affiliates to, (i) treat Confidential Information provided by Disclosing Party as it would treat its own information of a similar nature, (ii) take all reasonable precautions not to disclose such Confidential Information to Third Parties, without the Disclosing Party’s prior written consent, and (iii) not use such Confidential Information other than for fulfilling its obligations under this Agreement.

18.2	Permitted Disclosure

Notwithstanding the obligation of non-use and non-disclosure set forth in Section 18.1, the Parties recognize the need for certain exceptions to this obligation, specifically set forth below, with respect to press releases, Patent Rights, publications, and certain commercial considerations.

18.2.1	Press Releases

CinCor may issue a press release announcing the existence and selected key non-financial terms of this Agreement, upon prior approval by Roche.

CinCor shall provide Roche with a copy of any draft press release related to the activities contemplated by this Agreement at least [***] prior to its intended publication for Roche’s review. Roche may provide CinCor with suggested modification to the draft press release. CinCor shall consider Roche’s suggestions prior to issuing its press release.

Roche may issue press releases consistent with its internal policies announcing the existence and selected key non-financial terms of this Agreement, upon prior approval by CinCar.

18.2.2	Publications

During the Agreement Term, the following restrictions shall apply with respect to disclosure by any Party of Confidential Information relating to the Compounds and Products in any publication or presentation:

A Party (“Publishing Party”) shall provide the other Party with a copy of any proposed publication or presentation at least [***] prior to submission for publication so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Confidential Information disclosed by the other Party to the Publishing Party in accordance with the requirements of this Agreement. The incorporation of such recommended changes shall not be unreasonably refused; and if such other Party notifies (“Publishing Notice”) the Publishing Party in writing, within [***] after receipt of the copy of the proposed publication or presentation, that such publication or presentation in its reasonable judgment (i) contains an invention, solely or jointly conceived and/or reduced to practice by the other Party, for which the other Party reasonably desires to obtain patent protection or (ii)

could be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by the other Party to the Publishing Party, the Publishing Party shall prevent such publication or delay such publication for a mutually agreeable period of time. In the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such invention, and in no event less than [***] from the date of the Publishing Notice.

18.2.3	Commercial Considerations

Nothing in this Agreement shall prevent CinCor or its Affiliates from disclosing Confidential Information of Roche to (i) governmental agencies to the extent required or desirable to secure government approval for the development, manufacture or sale of Products in the Territory, (ii) Third Parties acting on behalf of CinCor, to the extent reasonably necessary for the development, manufacture or sale of Products in the Territory, (iii) Third Parties to the extent reasonably necessary to market any Product in the Territory, (iv) Third Parties to the extent reasonably necessary in connection with a prospective or actual Partner Agreement, (v) Third Parties to the extent reasonably necessary to otherwise carry out its obligations or exercise its rights under this Agreement, (vi) with a prospective or actual financing, investment in or Change of Control of CinCor, provided that any such disclosures are subject to confidentiality obligations at least as onerous as those set forth in this Agreement or (vii) Third Parties in connection with any IPO of CinCor, to the extent CinCor, in its sole discretion, deems such disclosure necessary or appropriate.

The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such Confidential Information is required to be disclosed by the Receiving Party to comply with Applicable Law, to defend or prosecute litigation or to comply with governmental regulations or applicable regulations of a stock exchange, provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and, to the extent practicable, takes reasonable and lawful actions to minimize the degree of such disclosure and to ensure such disclosed Confidential Information is treated confidentially.

19.	Term and Termination

19.1	Commencement and Term

This Agreement shall commence on the Effective Date and continue for the Agreement Term.

19.2	Termination for Breach

A Party (“Non-Breaching Party’) shall have the right to terminate this Agreement in its entirety, or on a Product-by-Product or country-by-country basis, in the event the other Party (“Breaching Party’) is in breach of any of its material obligations under this Agreement. The Non-Breaching Party shall provide written notice to the Breaching Party, which notice shall identify the breach in reasonable detail and, if the Non-Breaching Party desires to terminate this Agreement with respect to less than all Products or less than the entire Territory, the Products and countries with respect to which the Non-Breaching Party intends to have this Agreement terminate. The Breaching Party shall have a period of [***] after such written notice is provided (“Peremptory Notice Period”) to cure such breach. If the Breaching Party has a bona fide dispute as to whether such breach occurred or has been cured, it will so notify the Non-Breaching Party, and the expiration of the Peremptory Notice Period shall be tolled until such dispute is resolved pursuant to Section 21.2. Upon a determination of breach or failure to cure, the Breaching Party may have the remainder of the Peremptory Notice Period to cure such breach. If such breach is not cured within the Peremptory Notice Period, then absent withdrawal of the Non-Breaching Party’s request for termination, this Agreement shall terminate (in its entirety or as to the specified Products and countries, if applicable) effective as of the expiration of the Peremptory Notice Period.

19.3	Termination for Insolvency Event

A Party shall have the right to terminate this Agreement in its entirety, if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] after the filing thereof.

19.4	Termination by CinCor without a Cause

CinCor shall have the right to terminate this Agreement at any time in its entirety or on a Product-by-Product and country-by-country basis upon [***] prior written notice before First Commercial Sale of any Product or upon [***] prior written notice after the First Commercial Sale of any Product. The effective date of termination under this Section 19.4 shall be the date [***] (or [***] as the case may be) after CinCor provides such written notice to Roche.

19.5	Consequences of Termination

19.5.1 Termination by CinCor for Breach by Roche or Roche Insolvency

Upon any termination by CinCor for breach by Roche or Roche Insolvency, the rights and licenses granted by one Party to the other Party under this Agreement shall terminate in their entirety or on a Product-by-Product or country-by-country basis, as applicable, on the effective date of termination.

19.5.2	Termination by Roche for Breach by CinCor or CinCor Insolvency, termination by CinCor without Cause

Upon any termination by Roche for breach by CinCor or CinCor Insolvency or upon any termination by CinCor without Cause, the rights and licenses granted by Roche to CinCor under this Agreement shall terminate in their entirety, or on a Product-by Product or country-by-country basis, as applicable, on the effective date of termination.

If Roche desires to continue development and/or commercialization of Product(s), Roche shall give a Continuation Election Notice to CinCor within [***] of receipt of CinCor’s notice of termination without cause. If CinCor receives such a timely Continuation Election Notice, and to the extent reasonably requested by Roche:

a)

After the date of notice of termination CinCor shall, to the extent CinCor has the right to do so, use Commercially Reasonable Efforts to transfer to Roche, at Roche’s sole expense, all regulatory filings and approvals, all final pre-clinical, non-clinical and clinical study reports and clinical study protocols, trademarks, and all data, including clinical data, materials and information, in CinCor’s possession and control related to Product(s) necessary for Roche to continue to develop and commercialize the Product(s).

b)

CinCor shall assign all clinical study agreements, pre-clinical and non-clinical study agreements, and CMC study agreements, in each case to the extent any such agreement is assignable to Roche by CinCor, [***];

c)

Roche shall, upon transfer, have the right to disclose such filings, approvals and data to (i) governmental agencies to the extent required or desirable to secure government approval for the development, manufacture or sale of Product(s); (ii) Third Parties acting on behalf of Roche, its Affiliates or licensees for the development, manufacture, or sale of Product(s), or (iii) Third Parties to the extent reasonably necessary to market Product(s).

d)

If the effective date of termination is prior to the First Commercial Sale of any Product, Roche shall have a worldwide, exclusive, sublicensable, transferable license under the CinCor Patent Rights, CinCor Know-How and CinCor’s interest in the Joint Patent Rights (to the extent that such rights are useful or necessary thereunder to allow Roche, its Affiliates or licensees to research, develop, manufacture, have manufactured, use, offer to sell, sell, promote, export and import the applicable Compound(s) and Product(s)). Roche shall pay to CinCor a royalty of [***] for [***] after the first commercial sale of such Product by Roche on a country-by-country basis for: [***]

e)

If the effective date of termination is after the First Commercial Sale of any Product, Roche shall have a worldwide, exclusive, sublicensable, transferable license under the CinCor Patent Rights, CinCor Know-How and CinCor’s interest in the Joint Patent Rights (to the extent that such rights are useful or necessary thereunder to allow Roche, its Affiliates or licensees to research, develop, manufacture, have manufactured, use, offer to sell, sell, promote, export and import the applicable Compound(s) and Product(s)). Roche shall pay to CinCor a royalty of [***] [***]after the First Commercial Sale of such Product on a country-by-country basis for: [***].

19.6	Obligations Related to Ongoing Activities

If Roche does not provide timely Continuation Election Notice, then CinCor shall not have any obligation to perform and/or complete any activities or to make any payments for performing or completing any activities under this Agreement, except as expressly stated herein.

If Roche provides such timely Continuation Election Notice, then from the date of notice of termination until the effective date of termination, CinCor shall continue, at CinCor’s cost, activities ongoing with respect to the development, manufacture or commercialization of Compounds and Products as of the date of notice of termination. For the avoidance of doubt, CinCor shall not be obliged to initiate any new activities not ongoing at the date of notice of termination.

After the effective date of termination, CinCor shall not have any obligation to perform and/or complete any activities or to make any payments for performing or completing any activities under this Agreement, except as expressly stated herein.

Notwithstanding the foregoing, in case of termination by Roche under Sections 19.2, 19.3, or 21.8 or by CinCor under Section 19.4, upon the request of Roche, CinCor shall complete any studies related to the Product(s) that are being conducted under its IND for the Product(s) and are ongoing as of the effective date of termination; provided, however, that

(i)	both CinCor and Roche in their reasonable judgment have concluded that completing any such clinical studies does not present an unreasonable risk to patient safety;

(ii)	Roche agrees to reimburse CinCor for all of its costs that arise after the effective date of termination in completing such studies.

19.7	Obligations Related to Manufacturing

a)	Clinical Supplies

In the case of termination by Roche according to Sections 19.2, 19.3 or 21.8 or by CinCor under Section 19.4, if Roche elects to develop the Product(s), upon the request of Roche, CinCor shall transfer all existing and available clinical material to Roche and Roche shall reimburse CinCor for this material at [***], provided however that CinCor shall procure the supply for the ongoing study(ies) until the transfer of the respective study and/or supply has been completed. CinCor shall use Commercially Reasonable Efforts to transfer the manufacturing and supply processes and technologies to Roche or a Third Party defined by Roche as soon as possible after the effective date of termination and provide Roche corresponding support until such processes and technologies have been fully established at Roche or at the Third Party defined by Roche.

b)	Commercial Supplies

In the case of termination by Roche according to Sections 19.2, 19.2,19.3 or 21.8 or by CinCor under Section 19.4, if a Product is marketed or filed in any country of Territory on the date of the notice of termination of this Agreement, upon the request of Roche, CinCor shall manufacture and supply such Product to Roche for a period that shall not exceed [***] from the effective date of the termination of this Agreement and Roche shall reimburse CinCor for this material at [***]. CinCor shall use Commercially Reasonable Efforts to transfer the manufacturing and supply processes and technologies to Roche or a Third Party defined by Roche as soon as possible after the effective date of termination and provide Roche corresponding support until such processes and technologies have been fully established at Roche or at the Third Party defined by Roche.

19.8	Direct License

Irrespective of anything to the contrary in this Agreement, any existing, permitted sublicense granted to a Sublicensee shall, upon the written request of CinCor and Sublicensee within [***] following the notice of termination, remain in full force and effect until one hundred and [***] from the effective date of termination of this Agreement (“Transition Period”), provided that such Sublicensee is not then in breach of its Sublicense Agreement, and in the case of termination by Roche for breach by CinCor, that such Sublicensee did not cause the breach that gave rise to the termination by Roche. During such Transition Period, Roche shall cooperate with such Sublicensee to enter into a direct license agreement, whereby such Sublicensee agrees in writing to be bound to Roche under the same terms and conditions of this Agreement, and such Sublicensee’s sublicense shall terminate upon the expiration of the Transition Period or, if earlier, at such time as such Sublicensee and Roche enter into a direct license agreement as provided herein. Except as provided in this Section 19.8, any sublicense granted by CinCor under Section 2.2 of this Agreement to its Affiliates shall terminate upon effective date of the termination of this Agreement.

19.9	Royalty and Payment Obligations

Termination of this Agreement by a Party, for any reason, shall not release CinCor from any obligation to pay royalties or make any other payments to Roche that are due and payable or accrued prior to the effective date of termination.

19.10	Survival

Article 1 (Definitions), Article 12 (Taxes), Article 13 (Auditing), Article 16 (Indemnification), Article 18 (Obligation Not to Disclose Confidential Information), Article 19 (Term and Termination) and Sections 14.1 (Ownership of Inventions and Know-How), 14.2 (German Statute on Employee’s Inventions), 21.1 (Governing Law), 21.3 (Arbitration) shall survive any expiration or termination of this Agreement for any reason.

20.	Bankruptcy

All licenses (and to the extent applicable rights) granted under or pursuant to this Agreement by Roche to CinCor are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under Section 101(60) of the Bankruptcy Code. Unless CinCor elects to terminate this Agreement, the Parties agree that CinCor, as a licensee or sublicensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.

21.	Miscellaneous

21.1	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Switzerland, without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention) (“Governing Law”).

21.2	Disputes

Unless otherwise set forth in this Agreement, in the event of any dispute in connection with this Agreement, such dispute shall be, by written notice (“Escalation Notice”) referred to the respective executive officers of the Parties designated below or their designees, for good faith negotiations attempting to resolve the dispute. The designated executive officers are as follows:

For CinCor: CEO

For Roche: Head of Roche Pharma Partnering

21.3	Arbitration

Should the Parties fail to agree within [***] after such dispute has first arisen, it shall be finally settled by arbitration in accordance with the commercial arbitration rules of the International Chamber of Commerce in force at the time when initiating the arbitration. The tribunal shall consist of three arbitrators. The place of arbitration shall be Basel, Switzerland. The language to be used shall be English.

21.4	Arbitrators

Each Party shall nominate one arbitrator. Should the claimant fail to appoint an arbitrator in the request for arbitration within [***] of being requested to do so, or if the respondent should fail to appoint an arbitrator in its answer to the request for arbitration within [***] of being requested to do so, the other Party shall request the ICC court to make such appointment.

The arbitrators nominated by the Parties shall, within [***] from the appointment of the arbitrator nominated in the answer to the request for arbitration, and after consultation with the Parties, agree and appoint a third arbitrator, who will act as a chairman of the Arbitral Tribunal. Should such procedure not result in an appointment within the [***] time limit, either Party shall be free to request the ICC court to appoint the third arbitrator.

Where there is more than one claimant and/or more than one respondent, the multiple claimants or respondents shall jointly appoint one arbitrator.

Any Party-appointed arbitrator or the third arbitrator resigns or ceases to be able to act, a replacement shall be appointed in accordance with the arrangements provided for in this clause.

The arbitrators shall, in rendering any decision hereunder, apply the Governing Law set forth in Section 21.1. The Parties have agreed that English Rules of Evidence, and in particular common law discovery or disclosure, shall not apply to any arbitration under this clause. A request to produce documents by the Parties shall be considered by the Arbitral Tribunal according to Article 3 of the IBA (International Bar Association) Rules of Evidence.

The language of the arbitration shall be English. Documents submitted in the arbitration (the originals of which are not in English) shall be submitted together with an English translation.

21.5	Decisions; Timing of Decisions

The arbitrators shall render a written opinion setting forth findings of fact and conclusions of law with the reason therefor stated, within no later than [***] from the date on which the arbitrators were appointed to the dispute. A transcript of the evidence adduced at the arbitration hearing shall be made and, upon request, shall be made available to each Party.

Notwithstanding the above, in the case of JSC disputes that are not finally resolved pursuant to Section 21.2, the arbitrators shall render a written opinion setting forth findings of fact and conclusions of law with the reason therefor stated, within no later than [***] from the date on which the arbitrators were appointed to the dispute.

The time periods set forth in the ICC Arbitration Rules shall be followed; provided however that the arbitrators may modify such time periods as reasonably necessary to render a written opinion in accordance with this Section 21.3.

The arbitrator is empowered to award any remedy allowed by law, including money damages, prejudgment interest and attorneys’ fees, and to grant final, complete, interim, or interlocutory relief, including injunctive relief.

This arbitration agreement does not preclude either Party seeking conservatory or interim measures from any court of competent jurisdiction including, without limitation, the courts having jurisdiction by reason of either Party’s domicile. Conservatory or interim measures sought by either Party in any one or more jurisdictions shall not preclude the Arbitral Tribunal granting conservatory or interim measures. Conservatory or interim measures sought by either Party before the Arbitral Tribunal shall not preclude any court of competent jurisdiction granting conservatory or interim measures.

In the event that any issue shall arise which is not clearly provided for in this Section 21.3, the matter shall be resolved in accordance with the ICC Arbitration Rules.

Any arbitration proceeding hereunder shall be confidential and the arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by law, neither Party shall make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.

Notwithstanding anything to the contrary in this Agreement, any and all issues regarding the scope, construction, validity and/or enforceability of any Patent Rights shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the Patent Rights in question.

Notwithstanding anything to the contrary in this Agreement, any and all issues regarding a breach or alleged breach of a Party’s obligations under Article 18 (Obligation Not to Disclose Confidential Information) shall be determined in a court of competent jurisdiction under the Governing Law set forth in Section 21.1.

21.6	Insurance

CinCor shall purchase and maintain throughout the Agreement Term insurance or indemnity protection in amounts appropriate for its business and for its obligations under this Agreement. This shall include, but not be limited to broad form commercial general liability insurance (including product liability). The limit of liability for such coverage shall be no less than [***] per claim/occurrence in the aggregate. CinCor shall also maintain workers’ compensation insurance. CinCor shall provide Roche with written evidence of such insurances after the Effective Date and thereafter on yearly basis.

21.7	Assignment

Neither Party may assign its rights or obligations under this Agreement absent the prior written consent of the other Party, except to any of its Affiliates or, however, subject to the terms and conditions of this Agreement, in the context of a merger, acquisition, sale or other transaction involving all or substantially all of the assets of the Party seeking to assign, in which case such Party in its sole discretion may assign its rights and obligations under this Agreement. Any permitted assignment shall be binding on the successors of the assigning Party.

21.8	Debarment

Each Party represents and warrants to the other that neither it nor any of its Affiliates has ever been debarred under 21 U.S.C. §335a, disqualified under 21 C.F.R. §312.70 or §812.119, sanctioned by a Federal Health Care Program (as defined in 42 U.S.0 §1320 a-7b(f)), including without limitation the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any other similar Federal or state agency or program. In the event a Party or any of its Affiliates receives notice of debarment, suspension, sanction, exclusion, ineligibility or disqualification under the above-referenced statutes, such Party shall immediately notify the other Party in writing and such other Party shall have the right, but not the obligation, to terminate this Agreement, effective, at such other Party’s option, immediately or at a specified future date.

21.9	Independent Contractor

No employee or representative of either Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other Party without said Party’s prior written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, CinCor legal relationship to Roche under this Agreement shall be that of independent contractor.

21.10	Unenforceable Provisions and Severability

If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions that will achieve as far as possible the economic business intentions of the Parties. However the remainder of this Agreement will remain in full force and effect, provided that the material interests of the Parties are not affected, i.e. the Parties would presumably have concluded this Agreement without the unenforceable provisions.

21.11	Waiver

The failure by either Party to require strict performance and/or observance of any obligation, term, provision or condition under this Agreement will neither constitute a waiver thereof nor affect in any way the right of the respective Party to require such performance and/or observance. The waiver by either Party of a breach of any obligation, term, provision or condition hereunder shall not constitute a waiver of any subsequent breach thereof or of any other obligation, term, provision or condition.

21.12	Appendices

All Appendices to this Agreement shall form an integral part to this Agreement.

21.13	Amendments

No amendments of the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and signed by both Parties.

21.14	Invoices

All invoices that are required or permitted hereunder shall be in writing and sent by Roche to CinCor at the following address or other address as CinCor may later provide:

5375 Medpace Way

Cincinnati, Ohio 45227

Attn: CinCor

21.15	Notice

All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to CinCor, to:	CinCor Pharma, Inc.
5375 Medpace Way
Cincinnati, Ohio 45227
Attn: [***]

if to Roche, to:	F. Hoffmann-La Roche Ltd
Grenzacherstrasse 124
4070 Basel
Switzerland
Attn: [***]
Facsimile No.: [***]

and:	Hoffmann-La Roche Inc.
150 Clove Road, Suite 8
Little Falls
New Jersey 07424, U.S.A.
Attn. [***]
Facsimile No.: [***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.

21.16	[***]

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

CinCor Pharma, Inc.

/s/ Jonathan Isaacsohn

Name: Jonathan Isaacsohn

Title: CEO

F. Hoffmann-La Roche Ltd

/s/ Vikas Kabra	/s/ Dr. Melanie Wick

Name: Vikas Kabra	Name: Dr. Melanie Wick

Title: Head of Transaction Excellence	Title: Legal Counsel

Hoffman-La Roche Inc.

/s/ John P. Parise

Name: John P. Parise

Title: Authorized Signatory

Appendix 1.62

Roche Know-How

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